Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between Ross Fine (Employee) and OrthoSupply Management, Inc. (Company) and is effective from June 12, 2006 and continuing. This Agreement shall automatically supersede any prior agreements, arrangements or understandings, either oral or written, between the Company and Employee. The Parties agree as follows:

SECTION I—AGREEMENT OF THE PARTIES

The Company agrees to employ Employee pursuant to the terms herein, and Employee, in consideration of said employment, agrees to execute this document and to be bound by the terms herein.

(a)	Employee agrees to serve the Company as its Vice President of Sales and Marketing

(b)	The Company shall compensate Employee for his services as provided herein.

SECTION II—DURATION OF EMPLOYMENT

The Parties acknowledge that Employee’s employment is at-will and that this Agreement does not create any obligation on the part of Employee to continue in his employment on behalf of the Company; nor does it create any obligation by the Company to continue to employ Employee for any specific period of time or restriction on the Company’s ability to terminate Employee’s employment for any reason, with or without cause, with not fewer than five business days notice. This Agreement shall terminate on the last day of Employee’s employment subject to the survivability clause set forth below.

SECTION III—COMPENSATION

The Company shall compensate Employee for his services at a rate of $115,000 per annum (“Base Rate”).

The Company hereby agrees to grant Employee 200,000 stock options as soon as reasonably practicable after adoption of the Company’s 2006 Equity Incentive Plan, which shall vest annually over four (4) years in equal 50,000 allotments on each of the first four anniversaries of the date of grant, except that any amount of stock not already paid shall become vested immediately upon a change in control of the Company to the extent it is not otherwise prohibited by law. This benefit shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs and legatees in the event the Employee dies before the benefit is paid in full.

Commissions of 3% will be paid on accounts listed that Ross personally identifies, closes, and approved for the first 12 months, thereafter a 1% commission will be paid. Ross will receive 1% commission on other new accounts excluding list of accounts in process and merger, acquisitions, or other business combinations.

SECTION IV—EXPENSES

The Company agrees to reimburse Employee for all expenses reasonably incurred by him on behalf of the Company and in accordance with the prevailing practice and policy of the Company. This reimbursement shall include a $500 per month car allowance.

SECTION V—BENEFITS AND EMPLOYMENT POLICIES

Except as expressly provided for herein, benefits (including medical, dental, (if applicable) and disability coverage) shall be provided in accordance with the then current policies and practices of the Company. However, Employee shall receive two weeks vacation per calendar year. Employee understands that the Company reserves the rights to change, add to, terminate or otherwise modify the benefits granted to employees.

SECTION VI—EXCLUDED

SECTION VII—RESTRICTIVE COVENANT

Employee agrees that during the course of his employment and for a period of twelve (12) months from the date of any termination, resignation or retirement of Employee’s employment with the Company, Employee shall not, (a) either directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, consultant, employee, or in any other capacity or relationship engage in any business or employment, or aid or endeavor to assist any business or legal entity which is a competitor of the Company or including without limitation, businesses which engage in the stock and bill of durable medical equipment. (b) solicit or attempt to solicit or conduct any business with any customer, potential customer or former customer of the company or attempt to induce any company customer to alter it’s relationship with the company in any way; or (c) recruit or hire any employee or former employee of the Company, or otherwise induce such employee to leave the employment of Company, or to become an employee of or otherwise be associated with Employee or any business which Employee may be associated.

Employee acknowledges that this covenant not to compete will not impair his ability to seek employment due to (1) the narrow definition of “Competitor,” and (2) the fact that his skills may be used and have been in many industries. Employee also acknowledges the reasonableness of a global restriction due to the limited number of Competitors, and the global, yet limited, nature of the market for durable medical products.

Definitions

as used within this Section, the following words shall have the following meanings:

Competitor

Any company, entity or organization, acting as an intermediary for the supply of durable medical products, including without limitation, companies which engage in the stock and bill of durable medical equipment.

SECTION VIII—CONFIDENTIALITY AND TRADE SECRETS

Employee agrees that the Company has a proprietary interest in (1) its relationships with its customers, clients, associates and agents and (2) its business methods, systems, plans, business plans, policies, technologies, algorithms, advancements, innovations, trouble-shooting practices, designs, drawings, illustrations, graphics, photographs, estimates, blueprints, employee manuals, purchase order forms, price lists, memoranda, notes, proprietary information, business information, technical data, trade secrets, know-how, ways of doing business, research, requirements, supplier lists, customer lists, prospect lists, markets, developments, inventions, processes, formulae, technologies, techniques, procedures, hardware configuration, website design information, software, object code, source code, marketing material, forecasts, business strategy, finances, accounting, records or other proprietary documents (hereinafter all of which shall collectively be referred to as the “confidential information”). Employee agrees that said information may constitute a trade secret and that a violation of this provision may constitute an unfair business practice. Without limiting the generality of the foregoing, confidential information would also include, but not be limited to, any materials, information or documents marked with the word “confidential.”

Therefore, Employee agrees that during all times that he is or has been employed by the Company and after employment by the Company, he shall not (other than pursuant to his duties hereunder or with the prior written consent of a duly authorized representative of the Company) disclose, deliver, disseminate, reproduce, make any use of (except for the benefit of the Company), or allow any use of by a third party, any confidential information to any person, firm, corporation or other entity. Employee agrees that all promotional literature, printed material, internal and external correspondence, and other documents made or compiled by Employee containing any and all confidential information, as defined above, or made available to Employee concerning the Company’s business, shall be the Company’s exclusive property and shall be delivered by Employee to the Company upon expiration or termination of this Agreement or at any other time upon request of the Company. The provisions of this Section shall survive the expiration or termination of this Agreement, or any part thereof without regard, to the reason therefore.

Employee hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services; he will have access to said confidential information concerning the Company’s business.

Employee agrees that in the event of a breach of this Section of the Agreement, the Company shall, in addition to injunctive relief, be entitled to seek to recover the greater of either: (1) any amount of damages awarded to the Company in a civil action for damages arising from said breach, or (2) liquidated damages in the amount equal to Employee’s base salary.

The Company agrees the Company has no proprietary interest in the following information:

A.	All knowledge that Employee demonstrably possessed before Nov 15, 2005;

B.	Information within the public domain which was released to the public domain by a person who had the right to make such disclosure without breaching an obligation of confidence.

SECTION IX—ASSIGNMENT OF INVENTIONS

Employee acknowledges and agrees that the Company is the owner of all Inventions, as hereinafter defined. In order to protect the Company’s rights to such Inventions, by executing this Agreement, Employee hereby irrevocably assigns to the Company all his right, title and interest in and to all Inventions to the Company.

For purposes of this Agreement, “Inventions” shall mean all discoveries, processes, designs, methods, techniques, algorithms, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by Employee (whether solely or jointly with others) during the period of his employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company. To the maximum extent permitted by law, Inventions, shall be regarded as “works for hire.”

Any discovery, process, design, method, technique, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by Employee (whether solely or jointly with others) which Employee develops entirely on his own time not using any of the Company’s equipment, supplies, facilities, or trade secret information, hereinafter “Personal Invention”, is excluded from this Agreement provided such Personal Invention (i) does not relate to the actual or demonstrably anticipated business, research and development of the Company, (ii) does not result, directly or indirectly, from any work performed by Employee for or on behalf of the Company, and (iii) the existence and nature of the Personal Invention is disclosed in writing in confidence to the Board of Directors of the Company. Nothing herein shall be construed to limit in any way the “shop rights” or the common law or statutory rights of the Company.

Employee agrees that in connection with any Invention, he will promptly disclose such Invention to the Board of Directors of the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. The Company shall receive employee’s disclosure in confidence.

Upon request, Employee agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to his employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patent and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. Employee agrees to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

Employee agrees to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect or enforce the Company’s or its nominee’s interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

SECTION X—EXCLUSIVE EMPLOYMENT AND SERVICES

Employee shall, during the pendency of this Agreement, work solely and exclusively for the Company except as provided herein and as may be agreed, in writing, between Employee and Company. Employee shall not accept employment with, nor offer services (in any form or capacity whatsoever) to any other organization or individual, during the pendency of this Agreement. This provision shall not prevent Employee from serving in an uncompensated capacity to any nonprofit organization or industry association or from serving on the boards of up to four privately held entities with the prior written approval of the majority of the Board of the Company, which consent will be withheld if the position could compromise the Company’s intellectual property, is with a competitor of or could result in competition with the Company or an affiliate thereof, or would result in unfavorable publicity or treatment or which could cause damage to the reputation of the Company or any affiliate in its/their business and other affairs.

SECTION XI—TERMINATION OF EMPLOYMENT

In the event Employee’s employment is involuntarily terminated and subject to Employee signing a general release of all claims in a form and manner satisfactory to the Company, Employee shall receive over the course of four months an amount equal to of his then current Base rate, less standard withholdings, to be paid within thirty (30) days of executing the general release, except that any amounts due and not otherwise paid shall become immediately due upon: (a) a change in control of the Company regardless of whether or not any new management team or Board conveys an offer of employment to Employee, or (b) the Company declaring insolvency prior to the full provision of these benefits, to the extent it is not otherwise prohibited by law. This benefit shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs and legatees in the event the Employee dies before the benefit is paid in full. Such general release will not, however, include vested rights, if any, Employee has under the Company’s 401(k) plan, for Bonus compensation under Section VI herein for which Employee has qualified prior to the date of termination or the payment provided for in the Indemnification provision below. The Company will also continue to provide Employee with the medical coverage provided for in Section V above for the same four (4) month period regardless of whether or not (in the event of a change in control of the Company) any new management team or Board conveys an offer of employment to Employee.

SECTION XII—SUCCESSORS AND ASSIGNS

This Agreement is personal to each of the Parties and, except as set forth herein, neither party may assign or delegate any of the rights nor obligations hereunder without first obtaining written consent of the other party or as provided herein. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, and operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company.

SECTION XIII—CHOICE OF LAW AND FORUM

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of choice of law. Both the Employee and the Company expressly consent to the personal jurisdiction of the state and federal courts of Massachusetts for any lawsuit filed there by either party arising from or relating to this Agreement.

SECTION XIV—IRREPARABLE HARM—INJUNCTIVE RELIEF

Employee acknowledges that the breach of Sections VII, VIII, IX and X is likely to result in immediate, irreparable harm to the Company, for which damages are not reasonably ascertainable. Employee consents, therefore, that, upon a showing that Employee is about to breach, or has breached, any such Section, the Company shall be entitled to a preliminary injunction and other equitable relief as necessary to enjoin Employee from threatened, further or continuing breaches thereof.

SECTION XV—SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable under any applicable law, such provisions shall not apply in such instance but the remaining provisions shall be given their full effect in accordance with their terms.

In the event a court of competent jurisdiction determines that the restrictions on competition as to time or geography set forth in Section VII are unenforceable, the restriction(s) found to be unenforceable shall be deemed to have been modified to the longest period, or maximum geographical area, determined enforceable by the Court.

SECTION XVI—SURVIVABILITY

The provisions of Sections III, VII, VIII, IX, XI, XII, XIII, XIV, XV, and XVI shall survive the termination of this Agreement.

SECTION XVII—WAIVER

Waiver by the Parties of any term, provision or condition hereof shall not be construed as a waiver of any other term, provision or condition, nor shall waiver be deemed a waiver of any subsequent breach of said term, condition or provision.

SECTION XVIII—MODIFICATION

This document can only be modified by a written agreement signed by a majority of the Board of Directors and by Employee.

SECTION XIX—AMBIGUITY

The Company and Employee have participated equally in drafting this Agreement and any ambiguity that may exist in any of its language shall not be deemed attributable to either of them.

SECTION XX—NOTICE

For purposes of this AGREEMENT, notice shall mean written notice either delivered in hand or by first-class mail, postage prepaid to the parties as follows:

If to Employee:	Mr. Ross Fine

If to the Company:	OrthoSupply Management, Inc.
26 Chestnut Street, Suite 2L
Andover, MA 01810
Attn: Brian Lesperance, CEO

For purposes of Section XX, if notice is given by first-class mail, notice shall be effective three (3) days after notice is placed in the United States mail.

Employee	OrthoSupply Management, Inc.

/s/ Ross Fine	/s/ Brian Lesperance
Ross Fine	By: Brian Lesperance
Date	Title: President